Exhibit 4.09

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO.1 TO THIRD  AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered  into as of February  24, 2014,  by and among NAPCO SECURITY TECHNOLOGIES, INC., a Delaware
corporation ("Borrower"), the Guarantors signatory hereto (together with Borrower, each a "Loan  Parry" and collectively, "Loan   Parties"),  the financial  institution(s) listed on  the signature  pages hereof (each  a
"Lender"  and  collectively,  "Lenders")   and  HSBC  BANK   USA,  NATIONAL ASSOCIATION, a national banking association, as administrative  agent for the Lenders hereunder (in such capacity,  the "Agent").

BACKGROUND

Loan  Parties,  Agent  and  Lenders  are  parties  to a Third  Amended  and  Restated Credit Agreement dated as of June  29,  2012  (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement") pursuant to which Agent and Lenders provide Borrower with certain financial accommodations.

WHEREAS, Loan Parties have requested that Agent and the Lenders amend certain provisions of  the Credit Agreement as hereinafter set forth , and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

2.        Amendment.  Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a)  Section 1.1 of the Loan Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order:

"Amendment No.  1" means Amendment No. 1 to Third Amended and Restated Credit Agreement dated as of February 24, 2014, by and among Loan Parties, Agent and Lenders.

"Amendment No. 1 Effective Date" shall have the meaning assigned to such term in Amendment No. 1.

"Average Availability Test":  the daily   average Available Revolving Credit Commitment for all Lenders is   not less than $5,500,000 for at least six calendar months in the applicable calendar year.

"Margined  Inventory Test": as of the end of each fiscal quarter of the Borrower in  the applicable calendar year, the portion of Aggregate Revolving Credit Outstanding for all Revolving Lenders made pursuant to clause (ii) of the definition of "Borrowing  Base" (calculated assuming the Aggregate Revolving Credit Outstanding is made pursuant to clause  (i) of the definition of "Borrowing Base" before clause (i) of the definition of "Borrowing Base") is not  more than  twenty-five percent (25%) of the total  Borrowing Base.

(b) Section 1.1 of the Loa n Agreement is hereby amended by (i) deleting the text "the Closing Date" appearing in the definition of "Applicable Margin" and inserting the text "January 1, 2014" in lieu thereof and (ii) amending and restating the tables appearing in the definition of "Applicable Margin" in their entirety as follows:

Type of Loan	Applicable Margin for Prime Loans	Applicable Margin for Eurodollar Loans	Commitment Fee
Revolving Credit Loans	0.25%	1.50%	0.25%
Term A Loans	0.25%	1.50%	N/A
Term B Loans	0.25%	1.50%	N/A

Leverage Ratio	Applicable Margin for Prime Loans	Applicable Margin for Eurodollar Loans	Commitment Fee
Greater than or equal to 4.00 to 1.00	0.25%	2.75%	0.25%
Less than 4.00 to 1.00 but greater than or equal to 3.00 to 1.00	0.25%	2.125%	0.25%
Less than 3.00 to 1.00 but greater than or equal to 2.00 to 1.00	0.25%	1.75%	0.25%
Less than 2.00 to 1.00	0.25%	1.50%	0.25%

(c)         Section 7.6 of the Loan Agreement is amended by amending and restating the last sentence thereof in its entirety as follows:

"Notwithstanding the foregoing, Borrower will not have to pay for more than one (1) field audit per year and, commencing  July 1, 2012, one (1) inventory appraisal per year; provided, that, if the Average Availability Test and the Margined   Inventory   Test   are  satisfied  in  any   applicable  calendar   year, Borrower will not have to pay for any  field audits  in such  calendar  year; provided,  further,  that,  (x) in the case of inventory  appraisals,  after  the occurrence and during the continuance of an Event of Default all such limitations  s hall  not  apply  and  (y)  in  the  case  of  field  audits, after the occurrence and  during the continuance  an Event of Default or any event or development  which could reasonably be expected  to have a Material Adverse Effect, all such limitations shall not apply and Borrower will, in each case, be responsible for the costs of all field audits and appraisals conducted  by the Administrative   Agent.  For  the  avoidance   of  doubt,  it  is agreed  that  the Borrower  shall not be entitled  to a refund of any amounts  paid for any  field audits conducted p1ior to the Amendment  No. 1 Effective Date or at any time when the Average Availability Test and the Margined  Inventory Test are not satisfied."

3.         Conditions of Effectiveness.   This Agreement shall become effective (the "Amendment No.1 Effective Date" upon satisfaction of the following conditions precedent: Agent shall have received a copy of this Agreement executed by Borrower, Guarantors, Agent and Required Lenders.

4.           Representations and Warranties.    Each Loan Party hereby represents and warrants as follows:

(a)       This Agreement and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Loan Parties and are enforceable against Loan Parries in accordance with their respective terms.

(b)       Upon the effectiveness of  this Agreement, each Loan Party hereby reaffirms all covenants,  representations and warranties made in the Loan Agreement to the extent the same are not amended  hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the elate hereof.

(c)       No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Agreement.

5.           Effect on the Credit Agreement.

(a)        Upon the effectiveness of this Agreement, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Credit Agreement as modified hereby.  This Agreement shall be a Loan Document for all purposes under the Credit Agreement.

(b)       Except as specifically modified herein, the Credit  Agreement,  and all other  documents,   instruments  and  agreements  executed  and /or  delivered  in connection therewith  as  in effect immediately  prior  to the  Amendment   No. 1 Effective Date,  shall remain in full force and effect, and are hereby ratified and confirmed.

(c)        The execution,  delivery and effectiveness of this Agreement shall not operate  as a waiver of any  right,  power  or  remedy of Agent  or Lender,  nor constitute  a waiver of any provision of the Credit  Agreement,  or any other  documents,  instruments  or agreements executed and/or delivered under or in connection  therewith.

6.        Governing Law.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

7.          Headings.   Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8.          Counterparts:  Facsimile.  This  Agreement  may  be executed  by the  parties hereto in one or more counterparts, each of which shall be deemed  an original and all of which  when  taken  together  shall constitute  one  and  the same  agreement.  Any signature delivered by a parry by facsimile or electronic transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

NAPCO SECURITY TECHNOLOGIES, INC., as the Borrower
By:	/s/KEVIN S BUCHEL
Name:	Kevin S Buchel
Title:	Senior V.P.

ALARM LOCK SYSTEMS, INC., as a Loan a Loan Party
By:	/s/KEVIN S BUCHEL
Name:	Kevin S Buchel
Title:	V.P.

CONTINENTAL INSTRUMENTS LLC, as a Loan a Loan Party
By:	/s/KEVIN S BUCHEL
Name:	Kevin S Buchel
Title:	Manager

MARKS USA I, LLC, as a Loan Party
By:	/s/KEVIN S BUCHEL
Name:	Kevin S Buchel
Title:	Manager

VIDEO ALERT, LLC, as a Loan Party
By:	/s/KEVIN S BUCHEL
Name:	Kevin S Buchel
Title:	Manager

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:	/s/MATTHEW CIPOLETTI
Name:	Matthew Cipoletti
Title:	AVP Portfolio Manager